                                    Exhibit 10.20
December 9, 2022

Stacey Goff (5284)
EVP General Counsel & Chief Admin Officer

Dear Stacey,

I am pleased to inform you that the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Lumen Technologies, Inc. (the “Company”) has approved the following performance-based cash award, subject to the terms and conditions set forth in this letter agreement, in recognition of your unique skills and our desire to secure your continued contributions to the Company.

You have been granted a one-time cash award in the amount of $1,125,000 (your “Award”) that will vest in full (100%) on April 1, 2024 (the “Vesting Date”), provided that both (1) on or before April 1, 2024, the Company’s sale of its business conducted within Europe, the Middle East and Africa to Colt Technology Services Group Limited (referred to as “Project Merlin”) has been completed or terminated by the Company’s Board of Directors (and thus will not be completed) and (2) you remain continuously employed by the Company until and on the Vesting Date. The foregoing notwithstanding, if prior to the Vesting Date (1) your employment with the Company terminates due to your death or disability (as specified by the Company) or (2) the Company terminates your employment without Cause (as defined in the Company’s Executive Severance Plan), then regardless of whether Project Merlin has been completed or terminated as of such date, your Award will be fully vested upon your termination date (with such termination date your “Termination Vesting Date”).

If the foregoing vesting requirements and other terms and conditions set forth in this letter agreement are met, your vested Award will be paid to you in a single lump sum (subject to applicable withholding obligations) as soon as administratively practicable after, but in event later than the second regularly scheduled pay period following, your Vesting Date (or, if applicable, your Termination Vesting Date).

If prior to April 1, 2024 your employment is terminated by the Company for Cause (as defined in the Company’s Executive Severance Plan) or you voluntarily terminate your employment with the Company, then your Award will be forfeited as of your termination date. Moreover, if Project Merlin is not completed or terminated by Company’s Board of Directors as of the Vesting Date, then your Award will not vest and will be forfeited as of April 1, 2024.

The Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and the accompanying regulations and guidance under the short-term deferral exception.

This letter agreement may not be amended or modified except by a written agreement executed by you and the Company.

This letter agreement is not a contract of employment or an agreement of employment for a definite term. Except where otherwise required under applicable law, your employment remains an employment terminable at will by either party at any time and for any reason or no reason.

We have some challenging, yet exciting, months ahead. We are confident that we can count on you to continue to provide outstanding leadership and results in your area of expertise. I look forward to your continued contributions as we work together. Please reach out to me if you have any questions.

Best Regards,

Scott Trezise
EVP, Human Resources

I ACCEPT AND AGREE TO THE TERMS AND CONDITIONS OF THE AWARD:

Signature: _/s/ Stacey Goff_____________________________________________________
Stacey Goff

Date: __________________________________________________________

Please return by emailing executivecompensation@lumen.com. You will receive email confirmation within 48 hours after submission.

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